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                                                                Exhibit 1.A.5(q)

                                                                      NEL-497-01

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Endorsement

As of the Date of Issue: this Endorsement is added to the Policy; and the following change is made to the Policy.

All references to "three policy years" in the Monthly Minimum Premium provision of the Monthly Deduction Section and the Reinstatement provision of the Reinstatement After Lapse Section are changed to "five policy years".

NEW ENGLAND LIFE INSURANCE COMPANY

501 Boylston Street, Boston, Massachusetts

ABCD                       ABCD
President                  Secretary